Exhibit T3B-17

AGREEMENT OF LIMITED PARTNERSHIP

OF

PD HOLDINGS (USA), L.P.

AGREEMENT OF LIMITED PARTNERSHIP

OF

PD HOLDINGS (USA), L.P.

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	2

1.01	Certain Definitions	2
1.02	Other Definitions	4
1.03	Construction	4

ARTICLE II.	ORGANIZATION	4

2.01	Conversion	4
2.02	Name	4
2.03	Registered Office; Registered Agent; Other Offices	4
2.04	Purposes	4
2.05	Certificate; Foreign Qualification	4
2.06	Term	5

ARTICLE III.	PARTNERS AND PARTNERSHIP INTERESTS	5

3.01	Initial Partners	5
3.02	Dispositions of Partnership Interests	5
3.03	Additional Partnership Interests	5
3.04	Certificated Nature of Partnership Interests	5

ARTICLE IV.	CAPITAL CONTRIBUTIONS	6

4.01	Capital Contributions	6
4.02	Advances by Partners	6
4.03	Capital Accounts	6

ARTICLE V.	ALLOCATIONS AND DISTRIBUTIONS	6

5.01	Allocations	6
5.02	Distributions	6

ARTICLE VI.	MANAGEMENT	7

6.01	Generally	7
6.02	Composition of Board; Meetings and Approval Requirements	7
6.03	Partner Approval Rights	8

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6.04	Partner Meeting and Approval Procedures	9
6.05	Officers	9
6.06	Liability and Indemnification	9
6.07	Partnership Funds	10

ARTICLE VII.	RIGHTS OF LIMITED PARTNERS	10

7.01	Information	10
7.02	Withdrawal	11
7.03	Consents and Voting	11
7.04	Meeting	11

ARTICLE VIII.	TAXES	12

8.01	Tax Returns	12
8.02	Tax Elections	12

ARTICLE IX.	BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	12

9.01	Maintenance of Books	12
9.02	Reports	12
9.03	Accounts	12

ARTICLE X.	WITHDRAWAL, BANKRUPTCY, ETC. OF GENERAL PARTNER	12

10.01	Withdrawal, Bankruptcy, Etc, of General Partner	12
10.02	Conversion of Interest	13

ARTICLE XI.	DISSOLUTION, LIQUIDATION, AND TERMINATION	14

11.01	Dissolution	14
11.02	Liquidation and Termination	14
11.03	Termination	15
11.04	No Restoration of Deficits	15

ARTICLE XII.	MERGER OR SALE OF ASSETS	16

12.01	Authority	16
12.02	Procedure for Merger, Consolidation, Sale or Conversion	16
12.03	Certificate of Merger or consolidation	17
12.04	Effect of Merger or Consolidation	17

ARTICLE XIII.	GENERAL PROVISIONS	17

13.01	Offset	17

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13.02	Notices	17
13.03	Entire Agreement; Supersedure	18
13.04	Effect of Waiver or Consent	18
13.05	Amendment or Modification	18
13.06	Binding Effect	18
13.07	Governing Law; Severability	18
13.08	Further Assurances	18
13.09	Waiver of Certain Rights	18
13.10	Indemnification	18
13.11	Counterparts	19

EXHIBIT A: Names, Addresses and Sharing Ratios of Partners

iii

AGREEMENT OF LIMITED PARTNERSHIP

OF

PD HOLDINGS (USA), L.P.

This AGREEMENT OF LIMITED PARTNERSHIP OF PD HOLDINGS (USA), L.P. (this “Agreement”) is made and entered into effective as of December 31, 2003, by and among the “Partners” (as hereinafter defined) and the “Initial Limited Partner” (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, PD Holdings (USA), Inc. a Delaware corporation (“PD Holdings”), Precision Drilling Holdings, Inc., a Delaware corporation and the sole stockholder of PD Holdings (“Parent”), Precision Drilling GP, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Precision GP”), and Precision Drilling LP, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Precision LP”), have adopted that certain Plan of Conversion dated as of December 31, 2003 (the “Plan”); and

WHEREAS, pursuant to the Plan, a Certificate of Conversion and a Certificate of Limited Partnership were filed with the Secretary of State of the State of Delaware converting PD Holdings to the “Partnership” (as hereinafter defined) (the “Conversion”) effective at 11:58 p.m. on December 31, 2003 (the “Effective Time of the Conversion”), in accordance with the provisions of Section 266 of the Delaware General Corporation Law and Section 17-217 of the Delaware Revised Uniform Limited Partnership Act; and

WHEREAS, pursuant to the Plan, and at the Effective Time of the Conversion, (i) all of the shares of the capital stock of PD Holdings owned by Parent immediately prior to the Effective Time of the Conversion were converted into a limited partner interest in the Partnership with a “Sharing Ratio” (as hereinafter defined) of 100%, and (ii) Precision GP was admitted as the sole general partner of the Partnership without making a contribution or being obligated to make a contribution to the Partnership and without acquiring a partnership interest in the Partnership; and

WHEREAS, pursuant to the Plan, and effective at 11:59 p.m. on December 31, 2003 (the “Effective Time of the Contributions”), Parent made the following capital contributions to Precision GP and Precision LP (collectively, the “Contributions”): (i) Parent contributed to Precision GP a limited partner interest in the Partnership with a Sharing Ratio of 1% and upon such contribution, such limited partner interest automatically converted into a general partner interest in the Partnership with a Sharing Ratio of 1%; and (ii) Parent contributed to Precision LP a limited partner interest in the Partnership with a Sharing Ratio of 99%, and Precision LP became and was admitted as the sole limited partner of the Partnership owning such limited partner interest; and

WHEREAS, pursuant to the Plan, and at the Effective Time of the Contributions, Parent ceased to be a limited partner in the Partnership; and

WHEREAS, the Plan contemplates the execution of this Agreement by Parent, Precision GP and Precision LP;

NOW, THEREFORE, FOR AND IN CONSIDERATION OF the premises, the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived from them, and other good and valuable consideration, the receipt and the sufficiency of which each Partner acknowledges and confesses, the Partners agree as follows:

ARTICLE I.

DEFINITIONS

1.01        Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor statute.

“Agreement” means this Agreement of Limited Partnership of PD Holdings (USA), L.P., as it may be amended in accordance with the provisions below.

“Bankrupt Partner” means any Partner (whether the General Partner or a Limited Partner) with respect to which an event of the type described in Section 17-402(a)(4) or (5) of the Act has occurred, subject to the lapsing of any period of time therein specified.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which banks in the State of Texas generally are closed.

“Precision GP” shall have the meaning given that term in the recitals of this Agreement.

“Precision LP” shall have the meaning given that term in the recitals of this Agreement.

“Capital Account” shall have the meaning given that term in Section 4.03.

“Capital Contribution” means any contribution by a Partner to the capital of the Partnership.

“Certificate” means the certificate of limited partnership of the Partnership filed with the Secretary of State of the State of Delaware on December 31, 2003, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Contributions” shall have the meaning given that term in the recitals of this Agreement.

“Conversion” shall have the meaning given that term in the recitals of this Agreement.

“Dispose” or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance, or the acts of the foregoing.

“Effective Time of the Contributions” shall have the meaning given that term in the recitals of this Agreement.

“Effective Time of the Conversion” shall have the meaning given that term in the recitals of this Agreement.

“General Partner” means Precision GP with respect to its interest as a general partner in the Partnership, or any other Person subsequently admitted to the Partnership as the general partner as provided in this Agreement, but does not include any Person who has ceased to be the general partner in the Partnership.

“Initial Limited Partner” means Parent with respect to its interest as the sole initial limited partner in the Partnership during the period from the Effective Time of the Conversion until the Effective Time of the Contributions. At the Effective Time of the Contributions, Parent ceased to be a limited partner in the Partnership.

“Limited Partner” means Precision LP with respect to its interest as a limited partner in the Partnership, or any other Person subsequently admitted to the Partnership as a limited partner as provided in this Agreement, but does not include any Person who has ceased to be a limited partner in the Partnership.

“Parent” shall have the meaning given that term in the recitals of this Agreement.

“Partners” means the General Partner and the Limited Partner.

“Partnership” means the limited partnership into which PD Holdings was converted pursuant to the Plan and the Conversion, and the affairs of such limited partnership are governed by this Agreement.

“Partnership Interest” means the interest of a Partner in the Partnership, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

“PD Holdings” shall have the meaning given that term in the recitals of this Agreement.

“Person” has the meaning given that term in Section 17-101(14) of the Act.

“Plan” shall have the meaning given that term in the recitals of this Agreement.

“Required Interest” means one or more Limited Partners having among them more than 50% of the Sharing Ratios of all Limited Partners in their capacities as such.

“Sharing Ratio” means (a) 100% in the case of the Initial Limited Partner during the period from the Effective Time of the Conversion until the Effective Time of the Contributions, (b) in the case of Precision GP and Precision LP, and commencing at the Effective Time of the Contributions, the percentage specified for that Partner as its Sharing Ratio on Exhibit A, and (c) in the case of a Partnership Interest issued under Section 10.01(c) or 10.02, the Sharing Ratio established in that provision.

“Surviving Business Entity” shall have the meaning given that term in Section 12.02.

“Transaction Agreement” shall have the meaning given that term in Section 12.01.

“UCC” has the meaning given that term in Section 3.04 of this Agreement.

1.02        Other Definitions. Other terms defined in this Agreement have the meanings so given them.

1.03        Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.

ARTICLE II.

ORGANIZATION

2.01        Conversion. Effective at the Effective Time of the Conversion, PD Holdings converted into the Partnership.

2.02        Name. The name of the Partnership is “PD Holdings (USA), L.P.” and all Partnership business must be conducted in that name or such other names that comply with applicable law as the General Partner may select from time to time.

2.03        Registered Office; Registered Agent; Other Offices. The registered office of the Partnership in the State of Delaware shall be at such place as the General Partner may designate from time to time. The registered agent for service of process on the Partnership in the State of Delaware or any other jurisdiction shall be such Person or Persons as the General Partner may designate from time to time. The Partnership may have such other offices as the General Partner may designate from time to time.

2.04        Purposes. The purposes of the Partnership are to engage in or carry on any business, purpose or activity for which limited partnerships may be formed under the Act and that is not forbidden by the law of the jurisdiction in which the Partnership engages in such business, purpose or activity.

2.05        Certificate; Foreign Qualification. Pursuant to the Plan, and in connection with the Conversion, the General Partner has executed and caused to be filed with the Secretary of State of the State of Delaware the Certificate. Prior to the Partnership’s conducting business in any jurisdiction other than Delaware, the General Partner shall cause the Partnership to comply, to the extent those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in that jurisdiction. At the request of the General Partner, each Limited Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue, and terminate the Partnership as a limited partnership under the law of the State of Delaware and to qualify, continue, and terminate the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions in which the Partnership may conduct business, and to this end the General Partner may use the power of attorney described in Section 6.05.

2.06        Term. In accordance with Section 17-217 of the Act, the Partnership shall be deemed to have commenced its existence on the date PD Holdings was incorporated under the laws of the State of Delaware, and the Partnership will continue in existence until such time as the Partnership shall be dissolved in accordance with the Act or this Agreement.

ARTICLE III.

PARTNERS AND PARTNERSHIP INTERESTS

3.01        Initial Partners.

(a)           At the Effective Time of the Conversion, (i) Precision GP was admitted as the sole general partner of the Partnership without making a contribution or being obligated to make a contribution to the Partnership and without acquiring a Partnership Interest, and (ii) Parent became and was admitted as the sole initial limited partner of the Partnership owning a Partnership Interest with a Sharing Ratio of 100%.

(b)           At the Effective Time of the Contributions, (i) Precision GP acquired a Partnership Interest with a Sharing Ratio of 1%, (ii) Precision LP became and was admitted as the sole limited partner of the Partnership owning a Partnership Interest with a Sharing Ratio of 99%, and (iii) Parent ceased to be a limited partner in the Partnership.

3.02        Dispositions of Partnership Interests. Partnership Interests may be Disposed of only with the unanimous consent of the existing Partners, and any purported Disposition of a Partnership Interest without the unanimous consent of the existing Partners shall be null and void. Parent, Precision GP and Precision LP hereby consent to the Contributions.

3.03        Additional Partnership Interests. Additional Partnership Interests may be created and issued to new or existing Partners only with the unanimous consent of the existing Partners.

3.04        Certificated Nature of Partnership Interests.

(a)           Partnership Interests shall be represented by certificates in form and substance determined by the General Partner.

(b)           The Partnership and all general partners thereof, and all limited partners thereof, by acquisition of Partnership Interests, hereby specify, acknowledge and agree that all Partnership Interests, held by both general partners and limited partners, are securities governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Delaware (the “UCC”), and pursuant to the terms of Section 8-103 of the UCC, such Partnership Interests shall be “securities” for all purposes of such Article 8 and under all other provisions of the UCC.

ARTICLE IV.

CAPITAL CONTRIBUTIONS

4.01        Capital Contributions. Capital Contributions shall be made only with the unanimous consent of the Partners.

4.02        Advances by Partners. If the Partnership does not have sufficient cash to pay its obligations, the General Partner, or any Limited Partner(s) that may agree to do so with the General Partner’s consent, may advance all or part of the needed funds to or on behalf of the Partnership. Payment by the General Partner on account of liability as a matter of law for Partnership obligations is deemed to be an advance under this Section 4.02. An advance described in this Section 4.02 constitutes a loan from the Partner to the Partnership, bears interest at a rate determined by the General Partner (and, if applicable, the Limited Partner making the advance) from the date of the advance until the date of payment, and is not a Capital Contribution.

4.03        Capital Accounts. A capital account (“Capital Account”) shall be established for each Partner, and each Partner’s Capital Account shall be increased by such Partner’s Capital Contributions and allocations to that Partner of Partnership profits and decreased by the amount of distributions to that Partner and allocations to that Partner of Partnership losses.

ARTICLE V.

ALLOCATIONS AND DISTRIBUTIONS

5.01        Allocations. All items of Partnership income, gain, loss, or deduction taken into account in computing the Partnership’s profit or loss shall be allocated among the Partners pro rata in accordance with their Sharing Ratios. For purposes of computing the Partnership profit or loss, the determination, recognition and classification of each item of income, gain, loss or deduction shall be the same as its determination, recognition and classification for purposes of maintaining the Partnership books of account.

5.02        Distributions.

(a)           The General Partner may cause the Partnership to distribute cash of the Partnership to the Partners, in accordance with their Sharing Ratios, at such times and in such amounts as the General Partner shall determine.

(b)           From time to time the General Partner also may cause property of the Partnership other than cash to be distributed to the Partners, which distribution must be made in accordance with their Sharing Ratios and may be made subject to existing liabilities and obligations.

ARTICLE VI.

MANAGEMENT

6.01        Generally. The business and affairs of the Partnership shall be managed by the General Partner. The General Partner shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise possessed by partners under the Act. Subject to the provisions of the Act and any limitations in this Agreement as to action to be authorized or approved by the Partners, the General Partner may delegate the management of the business and affairs of the Partnership to a board of directors (the “Board”), comprised of a number of members designated by the General Partner (each, a “Director”), and whom shall be appointed by the General Partner.

6.02        Composition of Board; Meetings and Approval Requirements.

(a)           Election and Removal of Directors. Upon election by a General Partner, each Director shall hold office until death, disability, resignation or removal at any time at the pleasure of the General Partner. If a vacancy occurs on the Board, the General Partner shall elect a successor so that the Board remains fully constituted at all times.

(b)           Meetings and Approval Requirements.

(i)                 Regular Meetings. Regular meetings of the Board shall be held as the Board may determine and, if so determined, no notice thereof need be given. Special meetings of the Board shall be held at the written request of any Director.

(ii)                Telephonic Meetings. Any meeting of the Board may be held by conference telephone call or through similar communications equipment by means of which all Persons participating in the meeting are able to hear each other. Participation in a telephonic or videographic meeting held pursuant to this section shall constitute presence in person at such meeting.

(iii)               Notices. Notices of regularly scheduled meetings of the Board shall not be required unless the time or place of a particular regular meeting is other than as set forth in the schedule of annual meetings previously approved by the Board. Notices of special meetings shall be required and shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called. Special meetings shall be held at the address specified in the notice of such meeting or at such other place as shall be agreed by the Directors. Notice of a special meeting shall be given in writing to each Director not less than two (2) nor more than fifteen (15) days before the date of the meeting. Directors may waive in writing the requirements for notice before, at or after the special meeting involved. The presence of a Director at a meeting shall constitute waiver of notice unless said Director expressly states otherwise at the outset of such meeting.

(iv)               Quorum. At each meeting of the Board, the presence in person or by electronic means, as the case may be, of three (3) of the Directors shall be necessary to constitute a quorum for the transaction of business by the Board.

(v)                Approval Requirements. The Board may act either through the presence of Directors voting at a meeting or by written consent without a meeting as described in clause (f) below. In the case of actions taken at a meeting, the affirmative vote of at least a majority of the Directors present in person or by electronic means, as the case may be, and voting at a duly held meeting of the Board where a quorum is present shall be necessary for any action of the Board.

(vi)               Written Consents. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by at least a majority of the Directors. Such consents shall be filed with the minutes of the proceedings of the Board.

(c)           Compensation and Reimbursement. Except as determined by the Board, no compensation or fees shall be paid by the Partnership to any individual for serving as a Director, nor shall any Director be entitled to reimbursement by the Partnership for expenses incurred in attending meetings of the Board.

6.03        Partner Approval Rights. In addition to any other approval required by applicable law, the following matters shall require the approval of each Partner:

(a)           any merger or combination of the Partnership with another Person, or any reclassification, recapitalization, dissolution, liquidation or winding up of the Partnership;

(b)           any issuance, sale or buyback by the Partnership of Partnership Interests, or any other similar transactions;

(c)           any addition to or amendment or repeal of the Certificate or this Agreement; and

(d)           approval of the procedures by which the Board shall make capital calls of the Partners.

Except as set forth in this Section 6.03, or as otherwise expressly provided in this Agreement, the Limited Partners shall have no other voting or consent rights.

6.04        Partner Meeting and Approval Procedures.

(a)           Meetings. A meeting of the Partners for the purpose of acting upon any matter upon which the Partners are entitled to vote may be called by the Board at any time, and such a meeting shall be called by the Board not more than thirty (30) days after receipt of a written request therefor signed by any Partner. Meetings of the Partners shall be held at such location as from time to time shall be reasonably determined by the Board. The Board shall give written notice of any such meeting to all Partners, and such meeting shall be held not less than seven (7) days nor more than thirty (30) days after the Board sends such notice. All Partners shall be entitled to attend and participate in any such meeting, and the affirmative vote or written consent of each Partner shall be required for any action of the Partners.

(b)           Quorum; Notice; Waivers; Proxies. The presence in person or by proxy of all of the Partners shall constitute a quorum at all meetings of the Partners. No notice of the time, place or purpose of any meeting of Partners need be given to any Partner entitled to such notice who, in writing, executes and files with the records of the meeting, either before or after the time thereof, a waiver of such notice. Any Partner who attends a meeting in person or is represented by proxy, except for a Partner attending a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened, shall be deemed to have waived notice of such meeting. Each Partner may authorize any Person to act for it by proxy with respect to any matter in which such Partner is entitled to participate, including waiving notice of any meeting and voting or participating in a meeting. Every proxy must be signed by such Partner or its attorney-in-fact. No proxy shall be valid after the expiration of twelve (12) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it.

(c)           Written Consent to Action. Notwithstanding the provisions of Sections 6.04(a) and 6.04(b), on any matter that is to be voted on by the Partners, the Partners may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Partners. An original or copy of any such consent shall be inserted in the record of the proceedings of the Partners.

6.05        Officers. The Partnership shall have such officers (“Officers”), with such responsibility and authority, as the Board may from time to time determine to be necessary or appropriate. Subject to the supervision of the Board, any duly appointed Officer of the Partnership granted such authority by the Board may execute contracts, agreements, certificates, instruments and other documents in the name and on behalf of the Partnership. The Board shall have the right to remove any Officer at any time with or without cause.

6.06        Liability and Indemnification.

(a)           Exculpation of Directors. No Director shall be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners for any act or omission performed or omitted (a) in good faith on behalf of the Partnership, (b) in a manner reasonably believed by such Director to be within the scope of the authority granted to him or her by this Agreement, and (c) in a manner not constituting willful misconduct, fraud, or breach of fiduciary duty of loyalty.

(b)           Indemnification of General Partners and Directors by the Partnership. The Partnership shall, solely from assets of the Partnership and without recourse to any Partner, indemnify, defend and hold harmless each General and each Director, and each of their employees, agents, representatives and successors (each, an “Indemnitee’’), for any and all claims or threats thereof, expenses and liabilities or threats thereof (including, without limitation, reasonable attorneys’ fees and costs of investigation and defense relating to the Partnership) that such party may incur by reason of being an Indemnitee (regardless of the disclosure or lack of disclosure of such status) or by virtue of taking any action pursuant to this Agreement in such capacity unless such claim, expense or liability is caused by an act or omission performed or omitted by the Indemnitee in bad faith or in a manner constituting willful misconduct, fraud, or breach of fiduciary duty of loyalty. Expenses incurred by an Indemnitee in defense or settlement of any claim that may be subject to indemnification may be advanced by the Partnership prior to the final disposition thereof upon (a) receipt of an undertaking by or on behalf of such Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to indemnification and (b) a reasonable determination that such Indemnitee is able to repay such amounts under such circumstances, including the provision of such security or assurance of repayment as reasonably may be requested by the Board.

(c)           Indemnification of Partnership by Each Partner. If the Partnership is made a party to any claim, dispute or litigation or otherwise incurs any loss, liability, damage, cost or expense (a) as a result of or in connection with the obligations or liabilities of an Indemnitee that are unrelated to the Partnership’s business, or (b) by reason of a Partner’s breach of its obligations hereunder, the Indemnitee or Partner, as the case may be, shall indemnify and reimburse the Partnership for all loss, liability, damage, cost and expense incurred thereby (including reasonable attorneys’ fees and expenses).

6.07        Partnership Funds. The funds of the Partnership shall be deposited in such bank account or accounts identified to the Partnership, or invested in such interest-bearing or non-interest-bearing investments identified to the Partnership, as shall be designated by the Board in its sole discretion. All withdrawals from any such bank accounts shall be made by the Board or the duly authorized agent or agents of the Board. Partnership funds shall not be commingled with those of the Partners or any other Person.

ARTICLE VII.

RIGHTS OF LIMITED PARTNERS

7.01        Information.

(a)           In addition to the other rights set forth in this Agreement, each Limited Partner is entitled to all information to which that Limited Partner is entitled to have access under applicable law; provided, however, that the General Partner may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, properties, and financial condition of the Partnership should be kept confidential and not provided to some or all Limited Partners. The Partners agree that the restrictions in the immediately preceding sentence are just and reasonable.

(b)              The Partners acknowledge that, from time to time, they may receive information from or regarding the Partnership in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Partnership or Persons with which it does business. Each Partner shall hold in strict confidence and not use (except for matters involving the Partnership) any information it receives regarding the Partnership that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Partner, except for disclosures (a) compelled by law (but the Partner must notify the General Partner promptly of any request for that information, before disclosing it if practicable), (b) to advisers or representatives of the Partner, but only if the recipients have agreed to be bound by the provisions of this Section 7.01(b), or (c) of information that Partner also has received from a source independent of the Partnership that the Partner reasonably believes obtained that information without breach of any obligation of confidentiality. The Partners acknowledge that breach of the provisions of this Section 7.01(b) may cause irreparable injury to the Partnership for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Partners agree that the provisions of this Section 7.01(b) may be enforced by specific performance.

7.02        Withdrawal. Prior to dissolution and winding up of the Partnership, a Limited Partner may withdraw from the Partnership as a limited partner only with the unanimous consent of the existing Partners.

7.03        Consents and Voting.

(a)           A Partner (including the General Partner with respect to any Partnership Interest it may have as a Limited Partner) may grant or withhold its consent or vote in its sole discretion, without regard to the interests of the Partnership or any other Partner.

(b)           In any request for consent or approval from another Partner, the General Partner may specify a response period, ending no earlier than the fifth and no later than the fifteenth Business Day following the date on which the Partner whose consent or approval is sought receives the request as described in Section 13.02. If the receiving Partner does not respond by the end of this period, it shall be deemed to have consented to or approved the action set forth in the request.

7.04        Meetings. On written request of Partners having 50% of the Sharing Ratios, the General Partner shall call, and at any time it may call, a meeting of the Partners to transact business that the Partners or any group of Partners may conduct as provided in this Agreement. The call must be made by notice to all other Partners on or before the tenth day prior to the date of the meeting specifying the location and the time and stating the business to be transacted at the meeting, which must include any items the Partners requesting the meeting have specified in their request. The chairperson of the meeting shall be an individual the General Partner specifies. At the meeting, the Partners may take any action included in the notice of the meeting by vote of Partners present, in person or by proxy, constituting Partners whose consent is required for that action pursuant to the other provisions of this Agreement. With respect to other matters, the meeting must be conducted in accordance with rules that the General Partner may establish.

ARTICLE VIII.

TAXES

8.01        Tax Returns. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making any elections required to be made under Section 8.02. Each Limited Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed.

8.02        Tax Elections. The Partnership shall make such elections, if any, as the General Partner deems appropriate to effect the treatment of the Partnership as an association taxable as a corporation for United States federal tax purposes.

ARTICLE IX.

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.01        Maintenance of Books. The books of account for the Partnership shall be maintained on the accrual basis method of accounting or in accordance with other acceptable accounting principles, at the discretion of the General Partner. The calendar year shall be the accounting year of the Partnership.

9.02        Reports. On or before the one-hundred twentieth day following the end of each accounting year during the term of the Partnership, the General Partner shall cause each Partner to be furnished with (a) a balance sheet and an income statement for, or as of the end of, that year, and (b) such other information concerning the Partnership reasonably necessary for the preparation of the Partner’s federal and state income and other tax returns. The General Partner, upon showing good cause, shall be entitled to a reasonable extension of the one hundred twenty (120) day period applicable to the items described in clauses (a) and (b) of the immediately preceding sentence. The General Partner also may cause to be prepared or delivered such other reports as it may deem appropriate. The Partnership shall bear the costs of all these reports.

9.03        Accounts. The General Partner shall establish and maintain such arrangements for the handling of Partnership funds as the General Partner shall determine.

ARTICLE X.

WITHDRAWAL, BANKRUPTCY, ETC. OF GENERAL PARTNER

10.01      Withdrawal, Bankruptcy, Etc. of General Partner.

(a)           The General Partner agrees that it will not withdraw from the Partnership as the general partner within the meaning of Section 17-602(a) of the Act. If the General Partner withdraws from the Partnership in violation of this covenant, the withdrawal is effective on the ninetieth day following notice of the withdrawal to all Limited Partners, or such later date as the notice may specify. On a withdrawal in violation of this Section 10.01(a), the Partnership’s remedies shall be limited to the recovery of monetary damages arising from such violation, it being understood that neither the Partnership nor any Limited Partner shall have the right, through specific performance or otherwise, to prevent the General Partner from withdrawing in violation of this Agreement.

(b)           The General Partner does not cease to be the general partner in the Partnership on the occurrence of an event of the type described in Section 17-402(a)(7)-(9) of the Act, but ceases to be the general partner on the substantial completion of winding up of the General Partner’s activities. The General Partner shall notify each Limited Partner that an event of the type described in Section 17-402(a)(4), (5), or (7)-(10) of the Act has occurred with respect to it on or before the fifth Business Day after that occurrence.

(c)           Following any notice that the General Partner is withdrawing, or following the occurrence of an event of the type described in Section 17-402(a)(4)-(10) of the Act with respect to the General Partner (without regard to the lapse of any time periods), a Required Interest by written consent may select a new General Partner. The Person selected shall be admitted to the Partnership as the General Partner effective immediately prior to the existing General Partner’s ceasing to be the General Partner with a Sharing Ratio that the Limited Partners making the selection specify, but only if the new General Partner has made a Capital Contribution in an amount the Limited Partners making the selection specify and has executed and delivered to the Partnership a document including the new General Partner’s notice address and its agreement to be bound by this Agreement. Notwithstanding the foregoing provisions of this Section 10.01(c), for the right to select a new General Partner to exist or be exercised, the Partnership must receive a favorable opinion of the Partnership’s legal counsel or of other legal counsel acceptable to the Limited Partners making the selection to the effect that the selection and admission (if any) will not result in the loss of limited liability of any Limited Partner. Notwithstanding the foregoing provisions of this Section 10.01(c), the selection of a new General Partner shall be rescinded (and the existing General Partner shall continue as such) if the event that permitted the selection of a new General Partner is an event of the type described in Section 17-402(a)(5) of the Act that with the passage of time would cause the existing General Partner to become a Bankrupt Partner but that situation does not continue and the existing General Partner does not become a Bankrupt Partner.

10.02      Conversion of Interest. Simultaneously with the General Partner’s ceasing to be General Partner following the admission of a new General Partner pursuant to Section 10.01(c), the former General Partner’s Partnership Interest as the General Partner automatically is converted into that of a limited partner having a Sharing Ratio equal to the Sharing Ratio of the former General Partner as the General Partner immediately prior to its ceasing to be the General Partner, and the General Partner automatically is admitted to the Partnership as a Limited Partner.

ARTICLE XI.

DISSOLUTION, LIQUIDATION, AND TERMINATION

11.01      Dissolution.   The Partnership shall dissolve and its business and affairs shall be wound up on the first to occur of the following:

(a)           the written consent of the General Partner and a Required Interest;

(b)           the General Partner’s ceasing to be the General Partner as described in Section 10.01(a) or (b), unless a new General Partner is selected and admitted as provided in Section 10.01(c); or

(c)           any other event causing dissolution as described in Section 17-801 of the Act (other than an event described in Section 17-402(a)(4) or (7)-(10) of the Act, except as provided in Sections 10.01(b) and 11.01(b));

provided, however, that if dissolution otherwise would occur due to an “event of withdrawal of a general partner” (as defined in Section 17-101(3) of the Act) with respect to the General Partner and a new General Partner is being admitted pursuant to Section 10.01(c), the new General Partner shall, and hereby agrees to, carry on the business of the Partnership, and the Partnership shall not dissolve.

11.02      Liquidation and Termination. On dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided, however, that if the Partnership dissolves on account of an event of the type described in Section 17-402(a)(4)-(10) of the Act with respect to the General Partner, the liquidator shall be one or more Persons selected in writing by a Required Interest. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

(a)              as promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)              the liquidator shall pay from Partnership funds all of the debts and liabilities of the Partnership (including, without limitation, all expenses incurred in liquidation and any advances described in Section 4.02) or otherwise make adequate provision for them (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)           all remaining assets of the Partnership shall be distributed to the Partners as follows:

(i)                    the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Partners;

(ii)                   with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(iii)                  Partnership property shall be distributed among the Partners in accordance with the positive Capital Account balances of the Partners, as determined after taking into account all Capital Account adjustments for the accounting year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the accounting year of the Partnership during which the liquidation of the Partnership occurs (or, if later, ninety (90) days after the date of the liquidation).

All distributions in kind to the Partners shall be made subject to the liability of each distributee for its allocable share of costs, expenses, and liabilities previously incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee under this Section 11.02. The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 11.02 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of Section 17-502(b) of the Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

11.03      Termination. On completion of the distribution of Partnership assets as provided in this Agreement, the Partnership is terminated, and the General Partner (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Certificate and any filings made as provided in Section 2.05 and shall take such other actions as may be necessary to terminate the Partnership.

11.04      No Restoration of Deficits. Except as required in the Act, no Partner shall be obligated to restore a deficit in its Capital Account upon liquidation of the Partnership or such Partner’s Partnership Interest.

ARTICLE XII.

MERGER OR SALE OF ASSETS

12.01      Authority. The Partnership may merge or consolidate with, sell all or substantially all of its assets or convert to, one or more limited liability companies, corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other jurisdiction, pursuant to a written agreement of merger, consolidation, sale or conversion, as applicable (“Transaction Agreement”), in accordance with this Article XII.

12.02      Procedure for Merger, Consolidation, Sale or Conversion. The merger or consolidation of the Partnership, the sale of all or substantially all of the Partnership’s assets or the conversion of the Partnership pursuant to this Article XII requires the prior approval of the General Partner and a Required Interest in accordance with this Section 12.02. If the Partners propose such transaction, the Partners shall approve the Transaction Agreement, which shall set forth, to the extent applicable to the specific transaction:

(a)           The names and jurisdictions of formation or organization of each of the business entities to be parties to the proposed transaction;

(b)           The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation or acquire substantially all of the Company’s assets (the “Surviving Business Entity”);

(c)           The terms and conditions of the proposed transaction including any consideration to be received in any sale transaction;

(d)           With respect to a proposed merger or consolidation, the manner and basis of exchanging or converting the equity interests in each constituent business entity for, or into, cash, property, interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property, interests, rights, securities or obligations of the Surviving Business Entity, the cash, property, interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) that the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property, interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)           With respect to a merger or consolidation, a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation, or if no such amendments or changes are desired, a statement that the constituent documents of the Surviving Business shall be its constituent documents;

(f)            The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 12.04 or a later date specified in or determinable in accordance with the Transaction Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and

(g)           Such other provisions with respect to the proposed transaction as are deemed necessary or appropriate by the General Partner.

At any time before the filing of the certificate of merger or consolidation pursuant to Section 12.03, the effective date of a sale of all or substantially all of the assets of the Partnership or the effective date of a conversion, the proposed transaction may be abandoned by the Partners pursuant to the provisions, if any, set forth in the Transaction Agreement.

12.03      Certificate of Merger or Consolidation. Upon the required approval by the Partners of a Transaction Agreement relating to a merger or consolidation, a certificate of merger or consolidation shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act.

12.04      Effect of Merger or Consolidation.

(a)           The effect of any merger or consolidation shall be as set forth in applicable law.

(b)           A merger or consolidation effected pursuant to this Article XII shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

ARTICLE XIII.

GENERAL PROVISIONS

13.01      Offset. Whenever the Partnership is to pay any sum to any Partner, any amounts that Partner owes the Partnership may be deducted from that sum before payment.

13.02      Notices. All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission. A notice, request, or consent given under this Agreement is effective on receipt at the address of the Person to receive it. All notices, requests, and consents to be sent to a Partner must be sent to or made at the addresses given for that Partner on Exhibit A or in the instrument described in Section 10.01(c), or such other address as that Partner may specify by notice to the other Partners. Any notice, request, or consent to the Partnership must be given to the General Partner.

13.03      Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Partners and their affiliates relating to the Partnership and supersedes all prior contracts or agreements with respect to the Partnership, whether oral or written.

13.04      Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.05      Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Partners.

13.06      Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Partners and their respective heirs, legal representatives and successors.

13.07      Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected and that provision shall be enforced to the greatest extent permitted by law.

13.08      Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.09      Waiver of Certain Rights. Each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership.

13.10      Indemnification. To the fullest extent permitted by law, each Partner shall indemnify the Partnership and each other Partner and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) they may incur on account of any breach by that Partner of this Agreement.

13.11      Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

EXECUTED to be effective as of the date first set forth above.

GENERAL PARTNER:	PRECISION DRILLING GP, INC.

	By:	/s/ [ILLEGIBLE]

LIMITED PARTNER:	PRECISION DRILLING LP, INC.

	By:	/s/ [ILLEGIBLE]

INITIAL LIMITED PARTNER:	PRECISION DRILLING HOLDINGS, INC.

	By:	/s/ [ILLEGIBLE]

EXHIBIT A

Names and Addresses of Partners	Sharing Ratios
General Partner:

Precision Drilling GP, Inc.	1%

Limited Partner:

Precision Drilling LP, Inc.	99%

AMENDMENT TO THE AGREEMENT OF LIMITED PARTNERSHIP OF

OF

PD HOLDINGS (USA), L.P.

This Amendment (the “Amendment”) to the Agreement of Limited Partnership of PD Holdings (USA), L.P. (the “Partnership”) is entered into effective as of the 27th day of December 2018, by and between Precision Drilling GP, LLC, a Delaware limited liability company, as general partner (the “General Partner”), and Weatherford International, LLC, a Delaware limited liability company, as the successor to Precision Drilling LP, Inc. and Precision Drilling Holdings, Inc., respectively (the “Limited Partner” and together with the General Partner, the “Partners”, in the sharing ratio as indicated in Exhibit A). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement of Limited Partnership entered into by the Partners the 31th day of December 2003 (as amended, the “Agreement”), which is being amended by this Amendment.

WHEREAS, the Partners desire to amend the Agreement of Limited Partnership to reflect Weatherford International, LLC as the limited partner following the merger of Precision Drilling LP, Inc. and Precision Drilling Holdings, Inc. respectively, with and into Weatherford International, LLC effective December 27, 2018; and

WHEREAS, Section 13.05 provides that the agreement may be amended from time to time upon the written consent of all the Partners.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             The following definitions of Section 1.01 of the Agreement of Limited Partnership of the Agreement of Limited Partnership are hereby deleted in its entirety:

1.01 Certain Definitions.                   “Precision GP”

“Precision LP”

2.             The following definitions of Section 1.01 of the Agreement of Limited Partnership of the Agreement of Limited Partnership are hereby deleted and replaced in its entirety:

1.01 Certain Definitions

“General Partner” means a general partner in the Partnership, or any other person subsequently admitted to the Partnership as the general partner as provided in the Agreement, but does not include

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers or representatives as of the date first above written.

GENERAL PARTNER:		LIMITED PARTNER:

Precision Drilling GP, LLC		Weatherford International, LLC

By:	/s/ Christine M. Morrison	By:	/s/ Christine M. Morrison
Name:	Christine M. Morrison	Name:	Christine M. Morrison
Title:	Vice President	Title:	Vice President

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EXHIBIT A

Names and Address of Partners	Sharing Ratios
General Partner

Precision Drilling GP, LLC	1%
2000 Saint James Place
Houston, Texas 77056

Limited Partner

Weatherford International, LLC	99%
2000 Saint James Place
Houston, Texas 77056

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